Exhibit 99.1

CYCLACEL PHARMACEUTICALS, INC. ANNOUNCES PRICING OF
UNDERWRITTEN OFFERING OF COMMON STOCK AND WARRANTS
- Proceeds to advance “SEAMLESS” pivotal Phase 3 trial of oral sapacitabine -
Berkeley Heights, NJ, July 1, 2011 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; Cyclacel or the Company), today announced that it has priced an underwritten offering of an aggregate 7,617,646 units at an offering price of $1.36 per unit for gross proceeds of $10.36 million. Each unit consists of (i) one share of common stock and (ii) a five-year warrant to purchase 0.5 of a share of common stock at an exercise price of $1.36 per share, exercisable beginning six months after the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately such that no units will be issued. Net proceeds, after estimated underwriting discount and other estimated fees and expenses payable by the Company, and assuming the warrants are not exercised, will be approximately $9.3 million. The net proceeds from the offering will be used for funding the Company’s SEAMLESS pivotal Phase 3 trial of its leading drug, sapacitabine, and general corporate purposes.
The offering is expected to close on July 7, 2011, subject to satisfaction of customary closing conditions. Leerink Swann LLC and Lazard Capital Markets LLC served as Joint-Bookrunning Managers for the offering. Roth Capital Partners, LLC served as financial advisor.
The securities described above are being offered by Cyclacel pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (SEC) on April 26, 2011. A prospectus supplement related to the offering will be filed with the SEC and, once filed, will be available on the SEC’s web site at http://www.sec.gov. The prospectus supplement and accompanying prospectus may be obtained by sending a request to Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, telephone number: 617-918-4814.
About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious diseases. Sapacitabine (CYC682), a cell cycle modulating nucleoside analog, is in Phase 3 development for the treatment of acute myeloid leukemia in the elderly and Phase 2 studies for myelodysplastic syndromes and lung cancer. Seliciclib (CYC202 or R-roscovitine), a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 studies for the treatment of lung cancer and nasopharyngeal cancer and in a Phase 1 trial in combination with sapacitabine. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.
☑	200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922 USA T: +1 (908) 517 7330 F: +1 (866) 271 3466
☐	Dundee Technopole, James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067
www.cyclacel.com – info@cyclacel.com

Forward-looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and current filings that have been filed with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact for Cyclacel Pharmaceuticals, Inc.
Investors/Media: Corey Sohmer, (908) 517-7330, csohmer@cyclacel.com
© Copyright 2011 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.

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